Exhibit 99.1
News Release

Contact: Zvi Eiref	Embargo until 5/6/04
Chief Financial Officer	9:00 a.m. (ET)
609/279-7666

CHURCH &DWIGHT ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS;
INTENT TO ACQUIRE REMAINING SHARES OF ARMKEL, LLC

PRINCETON, NJ, MAY 6, 2004 - Church &Dwight Co., Inc. (NYSE:CHD) today announced, ahead of its Annual Meeting of Stockholders, preliminary results for the first quarter of 2004. Diluted net income per share advanced to $0.70 per share from $0.50 a year ago. Revenues increased to $296 million, up 19% from the comparable period a year ago. This year's first quarter, which closed April 2, was six days longer than the comparable period a year ago, and also benefited from the acquisition of the Unilever North American oral care business late last year.

The Company also announced that it has reached a non-binding understanding with its partner, Kelso &Company, to purchase Kelso's 50% interest in Armkel, LLC, for a purchase price of approximately $254 million. It is expected that the purchase will be completed on or about May 30, 2004. The closing is subject to customary closing conditions, including completion of financing. Armkel's sales in 2003 totalled $411 million and net income was $50.2 million.

On completion of this transaction, the Company will incur certain non-cash accounting charges, primarily related to the revaluation of Armkel's inventories and the write-off of deferred financing costs, which will have an adverse effect on earnings in the second and third quarters. The Company expects the acquisition to be earnings accretive by early 2005.

Robert A. Davies, III, Chairman and Chief Executive Officer of Church &Dwight, said, "Armkel has been a highly successful addition to our business during the past two and one-half years, and we are very pleased to have been able to move up the timetable to acquire the remainder of the Company."

The Company will provide more details when it releases full first quarter results on Tuesday, May 11, and during the earnings conference call on that date at 10:00 a.m. (ET). The dial-in number is 800-299-7635, access code: Church & Dwight. A replay of the call will be available from 5/11/04 to 5/18/04. The replay dial-in number is 888-286-8010, access code: 28202909. Also, you can participate via webcast by visiting the Investor Relations Section of the Company's website at www.churchdwight.com.

# # #

Church &Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm &Hammer brand name and other well–known trademarks.

This release contains forward–looking statements relating, among others, to short– and long–term financial objectives, and earnings per share. These statements represent the intentions, plans, expectations and beliefs of Church &Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, the Company's ability to complete the acquisition of the remaining 50% interest in Armkel and integration of the Armkel business into the Company. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional cautionary statements, see Church &Dwight and Armkel's quarterly and annual reports filed with the SEC.